Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP. ANNOUNCES
REDEMPTION OF ITS $105.0 MILLION 2.0% CONVERTIBLE SENIOR NOTES DUE 2024

Melville, New York – January 16, 2009 – Comtech Telecommunications Corp. ("Comtech") (NASDAQ: CMTL) has notified The Bank of New York Mellon, as trustee (the “Trustee”), that Comtech will redeem all of its outstanding $105.0 million 2.0% Convertible Senior Notes Due 2024 (the “2.0% Convertible Senior Notes”), for cash on February 12, 2009 (the “Redemption Date”), at a redemption price of 100.571% of the principal amount of the 2.0% Convertible Senior Notes (the “Redemption Price”), plus accrued and unpaid interest and Contingent Interest to, but not including, the Redemption Date, in accordance with the terms of the Indenture dated as of January 27, 2004 (the “Indenture”) between Comtech and the Trustee.

Up to 5:00 p.m. EST on February 10, 2009 the 2.0% Convertible Senior Notes can be converted, at the option of the noteholders, into common stock of Comtech at a conversion rate of 31.746 shares of common stock for each $1,000 principal amount of 2.0% Convertible Senior Notes, subject to the terms and conditions set forth in the Indenture. The conversion rate is equivalent to a conversion price of $31.50 per share. Comtech will not recognize a gain or loss if it issues common stock upon the conversion.

To the extent any 2.0% Convertible Senior Notes are not converted into equity and are redeemed for cash on February 12, 2009, Comtech will record interest expense for the unamortized portion of the deferred financing costs relating to the 2.0% Convertible Senior Notes and, additional interest expense equal to 0.571% of the principal amount of the 2.0% Convertible Senior Notes redeemed. As of December 31, 2008, unamortized deferred financing costs were approximately $1.1 million.

About Comtech
Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable or ineffective. The Company conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Cautionary Statement Regarding Forward-Looking Statements
Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL
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Media Contacts:

Michael D. Porcelain, Senior Vice President and Chief Financial Officer
Jerome Kapelus, Senior Vice President, Strategy and Business Development
(631) 962-7000
Info@comtechtel.com